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As filed with the Securities and Exchange Commission on March 20, 2007

Registration No. 333-141273

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

POLYPORE INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3999 (Primary Standard Industrial Classification Code Number)	43-2049334 (I.R.S. Employer Identification Number)
11430 North Community House Road, Suite 350 Charlotte, NC 28277 (704) 587-8409 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Robert B. Toth
President and Chief Executive Officer
Polypore International, Inc.
11430 North Community House Road, Suite 350
Charlotte, NC 28277
(704) 587-8409
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Cristopher Greer, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	Gary L. Sellers, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offerings pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)

Common Stock, par value $0.01 per share	$362,250,000	$11,121.08

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)
Includes shares that underwriters have an option to purchase solely to cover over-allotments.

(3)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

The purpose of this Amendment No. 1 is to file exhibits to the Registration Statement. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note and Part II to the Registration Statement. No changes have been made to Part I of the Registration Statement and therefore it has been omitted.

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by Polypore International, Inc. in connection with the sale of common stock being registered. All amounts shown are estimates, except the SEC registration fee, the NASD filing fees and the NYSE listing fee.

SEC registration fee		$11,121.08	*
NASD filing fee		36,725.00
NYSE listing fee		**
Transfer agent and registrar fees		**
Accounting fees and expenses		**
Printing fees		**
Legal fees and expenses		**
Miscellaneous		**

TOTAL	$	**

*
The amount was offset by the $43,712 fee previously paid with respect to unsold securities that were previously registered pursuant to a registration statement on Form S-1 (No. 333-116236)

**
To be completed by amendment.

Item 14. Indemnification of directors and officers.

Delaware law and our certificate of incorporation provide that we will, under certain situations, indemnify any director, officer, employee or agent of Polypore International, Inc. made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses, including attorney's fees, incurred by the person in connection with the proceeding if certain statutory standards are met. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. A proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of Polypore International, Inc. Reference is made to Section 145 of the Delaware General Corporation Law for a full statement of these indemnification rights.

Polypore, Inc. has entered into director and officer indemnification agreements with certain of our directors and officers. The indemnification agreements provide that Polypore, Inc. will indemnify, defend and hold harmless the indemnitees, to the fullest extent permitted or required by the laws of the State of Delaware, against any and all claims based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by the indemnitee in his or her capacity as a director, officer, employee or agent of Polypore, Inc. or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which the indemnitee is or was serving at the request of Polypore, Inc., (ii) any actual, alleged or suspected act or failure to act by the indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of Polypore, Inc. or any other entity or enterprise referred to in clause (i) above, or (iii) the indemnitee's status as a current or former director, officer, employee or agent of Polypore, Inc. or as a current or former director, officer, employee, member, manager, trustee or agent of Polypore, Inc. or any other entity or enterprise referred to in clause (i) above or any actual, alleged or suspected act or failure to act by the indemnitee in connection with any obligation or restriction imposed upon the indemnitee by reason of such status. The indemnification agreements provide that the indemnitee shall have the right to advancement by Polypore, Inc. prior to the final disposition of any indemnifiable claim of any and all actual and reasonable expenses relating to, arising out of or resulting from any indemnifiable claim paid or incurred by the indemnitee. For the duration of an indemnitee's service as a director and/or officer of Polypore, Inc. and for a reasonable period of time thereafter, which such period may be determined by Polypore, Inc. in its sole discretion, Polypore, Inc. is obligated to use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors' and officers' liability insurance providing coverage for directors and/or officers of Polypore, Inc. that is substantially comparable in scope and amount to that provided by Polypore, Inc.'s current policies of directors' and officers' liability insurance.

We also maintain a directors and officers insurance policy pursuant to which our directors and officers are insured against liability for actions in their capacity as directors and officers.

Item 15. Recent sales of unregistered securities.

None.

Item 16. Exhibits and financial statement schedules.

  (A)
  Exhibits.

See the Exhibit Index attached to this registration statement which is incorporated by reference herein.

  (B)
  Financial Statement Schedule.

See Financial Statement Schedule attached hereto.

Item 17. Undertakings.

  (a)
  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (b)
  The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (c)
  The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina on this 20th day of March, 2007.

Polypore International, Inc.
By:	/s/ LYNN AMOS Lynn Amos Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert B. Toth	President, Chief Executive Officer and Director (Principal Executive Officer)	March 20, 2007
/s/ LYNN AMOS Lynn Amos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 20, 2007
* Michael Graff	Chairman of the Board of Directors	March 20, 2007
* David Barr	Director	March 20, 2007
* W. Nicholas Howley	Director	March 20, 2007
* Kevin Kruse	Director	March 20, 2007
*By:	/s/ LYNN AMOS Lynn Amos Attorney-in-Fact	March 20, 2007

Exhibit index

Exhibit number	Exhibit Description
1.1	**Form of Underwriting Agreement
3.1	**Form of Amended and Restated Certificate of Incorporation of Polypore International, Inc.
3.2	**Form of Amended and Restated Bylaws of Polypore International, Inc.
4.1
Registration Rights Agreement, dated as of May 13, 2004, by and among Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P., PP Holding, LLC, Polypore International, Inc. and certain other persons a party thereto (incorporated by reference to Exhibit 10.8 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142))
4.2	**Form of Stock Certificate
4.3
Indenture, dated as of May 13, 2004, by and among PP Acquisition Corporation (merged with and into Polypore, Inc.), theGuarantors (as defined therein) and The Bank of New York, as Trustee (incorporated by reference to Exhibit 10.7 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142)) (the "8 3/4% Indenture")
4.4	Form of 8 3/4% Senior Subordinated Dollar Notes Due 2012 (incorporated by reference to Exhibit C of the 8 3/4% Indenture)
4.5	Form of 8 3/4% Senior Subordinated Euro Notes Due 2012 (incorporated by reference to Exhibit D of the 8 3/4% Indenture)
4.6
Indenture, dated as of October 18, 2004, by and among Polypore International, Inc. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142)) (the "10 1/2% Indenture")
4.7	Form of 10 1/2% Senior Discount Notes Due 2012 (incorporated by reference to Exhibit B of the 10 1/2% Indenture)
5.1	**Opinion of Willkie Farr & Gallagher LLP
10.1
Stock Purchase Agreement, dated as of January 30, 2004, by and among Polypore, Inc., PP Acquisition Corporation and the stockholders of Polypore, Inc. (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142))

10.2
Credit Agreement, dated as of May 13, 2004, by and among PP Holding Corporation, PP Acquisition Corporation, as Borrower, the Several Lenders (as defined therein) from time to time parties thereto, General Electric Capital Corporation, Lehman Commercial Paper Inc. and UBS Securities LLC, as Documentation Agents, Bear Stearns Corporate Lending Inc., as Syndication Agent, and JPMorgan Chase Bank, as Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142))
10.3
First Amendment to Credit Agreement, dated as of May 13, 2004, by and among PP Holding Corporation, PP Acquisition Corporation, as Borrower, the Several Lenders (as defined therein) from time to time parties thereto, General Electric Capital Corporation, Lehman Commercial Paper Inc. and UBS Securities LLC, as Documentation Agents, Bear Stearns Corporate Lending Inc., as Syndication Agent, and JPMorgan Chase Bank, as Administrative Agent (incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142))
10.4
Guarantee and Collateral Agreement, dated as of May 13, 2004, by and among PP Holding Corporation, PP Acquisition Corporation and the subsidiaries of PP Acquisition Corporation identified therein (incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142))
10.5
Tax Sharing Agreement, dated as of May 13, 2004, by and among Polypore International, Inc., PP Holding Corporation and Polypore, Inc. (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142))
10.6
Stockholders' Agreement, dated as of May 13, 2004, by and among Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P., PP Holding, LLC and Polypore International, Inc. (incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142))
10.7
*Polypore International, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.11 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Comission File No. 333-12412))
10.8
*Form of Director and Officer Indemnification Agreement entered into between Polypore, Inc. and certain employees of Polypore, Inc. (incorporated by reference to Exhibit 10.12 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142))

10.9
Second Amendment to Credit Agreement, dated as of June 15, 2005, by and among PP Holding Corporation, PP Acquisition Corporation, as Borrower, the Several Lenders (as defined therein) from time to time parties thereto, General Electric Capital Corporation, Lehman Commercial Paper Inc. and UBS Securities LLC, as Documentation Agents, Bear Stearns Corporate Lending Inc., as Syndication Agent, and JPMorgan Chase Bank, as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed on August 16, 2005)
10.10
*Employment Agreement, dated as of July 6, 2005, by and between Polypore International, Inc. and Robert B. Toth (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed on November 15, 2005)
10.11
*Employment Agreement, dated as of August 15, 2005, by and between Polypore International, Inc. and Frank Nasisi (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed on November 15, 2005)
10.12
Third Amendment to Credit Agreement, dated as of December 19, 2005, by and among PP Holding Corporation, PP Acquisition Corporation, as Borrower, the Several Lenders (as defined therein) from time to time parties thereto, General Electric Capital Corporation, Lehman Commercial Paper Inc. and UBS Securities LLC, as Documentation Agents, Bear Stearns Corporate Lending Inc., as Syndication Agent, and JPMorgan Chase Bank, as Administrative Agent (incorporated by reference to Exhibit 10.15 to the Company's Annual Report of Form 10-K filed on March 31, 2006)
10.13
*Employment Agreement, dated as of April 17, 2006, by and between Polypore, Inc. and Mitchell J. Pulwer (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed on August 15, 2006)
10.14
*Employment Agreement, dated as of April 4, 2006, by and between Membrana GmbH, a subsidiary of Polypore, Inc. and Josef Sauer (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q filed on August 15, 2006)
10.15
*Agreement and Release, dated as of April 17, 2006, by and between Celgard, LLC, an indirect subsidiary of Polypore International, Inc., and Bradley W. Reed (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed on August 15, 2006)
10.16
*Contract, dated as of July 27, 2006, by and between Membrana GmbH and Stefan Geyler (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed on November 14, 2006)
10.17	*Polypore International, Inc. 2006 Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q filed on August 15, 2006)

10.18
Fourth Amendment, dated as of March 9, 2007, to the Credit Agreement, dated as of May 13, 2004, by and among PP Holding Corporation, Polypore, Inc. (f/k/a PP Acquisition Corporation), as Borrower, the Several Lenders (as defined therein) from time to time parties thereto, General Electric Capital Corporation, Lehman Commercial Paper Inc. and UBS Securities LLC, as Documentation Agents, Bear Stearns Corporate Lending Inc., as Syndication Agent, and JPMorgan Chase Bank, as Administrative Agent (incorporated by reference to Exhibit 10.18 to the Company's Annual Report on Form 10-K filed on March 14, 2007)
10.19	*Form of Executive Severance Plan Policy (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K filed on March 14, 2007)
10.20	†North American Supply Agreement, dated as of December 15, 1999, by and between Daramic, Inc. and Exide Corporation.
10.21	†Automotive and Industrial Supply Agreement, dated as of July 31, 2001, by and between Daramic, Inc. and Exide Corporation.
10.22	†Golf Cart Separator Supply Agreement, date as of July 31, 2001, by and between Daramic, Inc. and Exide Corporation.
10.23	†Amendment to Supply Contracts, dated July 31, 2001, by and between Daramic, Inc. and Exide Corporation.
10.24	†Amendment No. 2 to Supply Contracts, dated as of July 11, 2002, by and between Daramic, Inc. and Exide Corporation.
10.25	†Amendment to the Automotive and Industrial Supply Agreement, dated as of March, 2005, by and between Daramic, Inc. and Exide Corporation.
21.1	††Subsidiaries of Polypore International, Inc.
23.1	††Consent of Ernst & Young LLP (Independent Registered Public Accounting Firm)
23.2	**Consent of Willkie Farr & Gallagher LLP (included in opinion referred to in 5.1 above)
24.1	††Power of Attorney (included on the signature pages to this Registration Statement)

*
Management contract or compensatory plan or arrangement.

**
To be filed by amendment.

†
Confidential treatment has been requested for the redacted portions of this agreement. A complete copy of the agreement, including the redacted portions, has been filed separately with the Securities and Exchange Commission.

††
Previously filed.

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EXPLANATORY NOTE
Part II Information not required in prospectus
Signatures
Exhibit index